Compliance Policy & Procedures

Code of Ethics

Document classification:	Nomura Asset Management International Policy & Procedures

Owner(s):	NIMBT Compliance

Date Approved:	12/01/2025

Rationale:	This global-level policy and related procedures (the “CPP”) sets out standards of conduct designed to address potential conflicts of interest that might arise between the fiduciary duty to the Firm’s Clients and a Covered Person’s personal activities. This CPP also addresses certain requirements of other related CPPs governing the Firm and its affiliates.

Transition Period:	Prior to the sale of Macquarie Investment Management Business Trust (“MIMBT”) to Nomura Holdings Inc., this CPP shall apply exclusively to MIMBT.

The Firm reserves the right to modify, replace, or terminate this CPP at any time and without notice to authorized recipients. This CPP supersedes any prior versions and is not for distribution outside the Firm except as specified herein. This CPP is confidential and distribution to third parties by authorized recipients is strictly prohibited.

Code of Ethics Policy and Procedures

Table of Contents

I.	INTRODUCTION	3

A.	General Principles	3

B.	Your Fiduciary Duty	3

C.	Compliance with Applicable Federal Securities Laws	4

D.	Obligation to Report Violations of the Code	4

II.	YOUR OBLIGATIONS AS A COVERED PERSON	4

A.	Categories of Covered Persons	4

B.	Immediate Family Member of an Employee	4

C.	Your Obligations at Time of Hire	5

D.	Your Obligations on a Daily Basis	5

E.	Your Obligations on a Quarterly Basis	10

F.	Your Obligations on an Annual Basis	10

III.	FUND PERSON RESPONSIBILITIES	10

A.	Fiduciary Duty	10

B.	Reporting and Certification Requirements	10

IV.	REVIEW AND ENFORCEMENT OF THE CODE	10

A.	Administration of the Code	10

B.	Review of Employee Activity	11

C.	Sanctions for Non-Compliance with Code	11

D.	Maintenance of Records	11

Glossary to the Code of Ethics		12

The Firm reserves the right to modify, replace, or terminate this CPP at any time and without notice to authorized recipients. This CPP supersedes any prior versions and is not for distribution outside the Firm except as specified herein. This CPP is confidential and distribution to third parties by authorized recipients is strictly prohibited.

Code of Ethics Policy and Procedures

I.	INTRODUCTION

A.	General Principles

The Code of Ethics (the “Code”) is based on the principle that Nomura Asset Management International Inc. (“Nomura Asset Management International” or the “Firm”)1, its directors, officers, trustees, and employees (each, a “Covered Person” and collectively, “Covered Persons”), owe a fiduciary duty of undivided loyalty to the Nomura Funds, the Optimum Fund Trust, and the Nomura ETF Trust (collectively, the “Funds”) and any other investment advisory client (each, a “Client” and collectively, our “Clients”) that the Firm advises.2 In addition, the Code is based on the principle that the directors, trustees and fund- only personnel associated with the Funds (collectively, “Fund Persons”) owe a fiduciary duty of undivided loyalty to their respective Funds. The Trustees of the Nomura Funds (the “Nomura Funds”) and the Optimum Funds Trust (the “Optimum Funds”), who are not “interested persons,” as defined in Section 2(a)(19) of the Investment Company Act of 1940 (the “Independent Trustees”) are subject to the Nomura Funds’ and Optimum Funds’ Code of Ethics for Independent Trustees. The Independent Trustees are not subject to the provisions of this Code.

This Code sets out standards of conduct designed to address potential conflicts of interest that might arise between this fiduciary duty to the Firm’s Clients and a Covered Person’s personal activities. Specifically, each Covered Person must avoid participating in transactions, activities, and relationships that might interfere (or appear to interfere) with making decisions in the best interests of those Clients.

As a Covered Person, you are responsible for reading the Code and understanding your obligations in order to comply with its provisions. Additionally, your duty to comply with this Code includes the requirement that your personal and business activities be conducted in compliance with all other CPPs governing the Firm and its affiliates. Examples of such CPPs include, but are not limited to, the NHA Compliance Policy Manual – Chapter 7: Gifts, Gratuities and Entertainment, Nomura Asset Management International Insider Trading CPP, and Nomura Asset Management International Political Dealings and Activities (“Pay-to-Play”) CPP . If you have any questions regarding the Code and its related CPPs or your resultant obligations and duties, please contact the Compliance Department for assistance.

B.	Your Fiduciary Duty

The Firm is committed to fostering a culture that promotes honesty and high ethical standards. Consequently, all Covered Persons have an obligation to conduct themselves in accordance with the following general fiduciary principles:

•	You have a duty to place the interests of our Clients ahead of your own interests at all times;

•

You have a duty to attempt to avoid actual and potential conflicts of interest between your personal activities and the activities of our Clients, as well as to avoid any activities that may give the appearance of creating a conflict of interest; and

•	You must not take inappropriate advantage of your position at the Firm.

[1]	For the purposes of this Code, all references to “Nomura Asset Management International” or the “Firm” shall be taken to mean Nomura Asset Management International Inc. and its subsidiaries
[2]

Definitions of certain capitalized terms can be found in the Glossary to the Code of Ethics. These definitions are an integral part of the Code and a proper understanding of them is necessary to comply with the Code. It is important that you review and understand all of the definitions contained in the Glossary and refer back to them as necessary to understand your responsibilities under the Code.

The Firm reserves the right to modify, replace, or terminate this CPP at any time and without notice to authorized recipients. This CPP supersedes any prior versions and is not for distribution outside the Firm except as specified herein. This CPP is confidential and distribution to third parties by authorized recipients is strictly prohibited.

Code of Ethics Policy and Procedures

Covered Persons are reminded that violations of the Code and/or any associated CPPs may result in disciplinary action, including fines, disgorgement of profits, and possibly suspension and/or dismissal procedures may result in disciplinary action, including fines, disgorgement of profits, and possibly suspension and/or dismissal.

C.	Compliance with Applicable Federal Securities Laws

As a Covered Person under this Code, it is your duty to conduct all personal and professional activities in a manner that is consistent with any and all Applicable Federal Securities Laws (as defined in the Glossary to this Code (“Glossary”).

D.	Obligation to Report Violations of the Code

You have a duty to report violations of the Code. If you become aware of a violation of the Firm’s Code committed by another Covered Person, you have an ongoing obligation to report that violation to the Compliance Department. It is the Firm’s policy to protect the confidentiality of any such report made in good faith and any Covered Person reporting such a violation will not be subject to retaliation.

II.	YOUR OBLIGATIONS AS A COVERED PERSON

A.	Categories of Covered Persons

Upon becoming subject to the provisions of this Code, each Covered Person is assigned to one of the following three categories below based on their responsibilities and/or privileges at the Firm:

•	Access Person

•	Investment Person

•	Affiliated Person

You will be advised of the category to which you are assigned during your initial training on this Code. It is important to know the category to which you are assigned, as belonging to a certain category may cause you to be subject to additional obligations and/or limitations under the Code. A complete definition for each category is included in the Glossary. You are encouraged to review the definitions for each category carefully, as well as any sections of the Code that may pertain only to Covered Persons assigned to your category.

B.	Immediate Family Member of an Employee

In accordance with federal securities laws, certain restrictions and limitations found within the Code are also applicable to the personal investment activities of any immediate family members that reside in your household (“Immediate Family Members”). As a Covered Person, it is your responsibility to alert your Immediate Family Members of any applicable restrictions or limitations that may impact their personal investment activities to ensure that both you and your Immediate Family Members conduct all personal investment activities in a manner consistent with the Code.

The Firm reserves the right to modify, replace, or terminate this CPP at any time and without notice to authorized recipients. This CPP supersedes any prior versions and is not for distribution outside the Firm except as specified herein. This CPP is confidential and distribution to third parties by authorized recipients is strictly prohibited.

Code of Ethics Policy and Procedures

C.	Your Obligations at Time of Hire

1.	Initial Holdings Report

All Access and Investment Persons must submit an initial holdings report within ten (10) calendar days of commencing employment with the Firm or otherwise becoming an Access or Investment Person to disclose the Required Holdings Information for both their own and their Immediate Family Members’ personal securities holdings. The information included in the initial holdings report must be current as of a date no more than forty-five (45) calendar days prior to the commencement of employment with the Firm (or becoming subject to the Code).

2.	Use of Approved Brokers

All Covered Persons, with limited exceptions, must maintain all personal brokerage accounts with approved brokerage firms (“Approved Brokers”). A list of the Approved Brokers from which the FIrm is currently able to receive such data feeds can be found via the Compliance Department.

3.	Disclosure of Outside Business Activities

Covered Persons may not engage in full-time or part-time service as an officer, director, partner, manager, consultant or employee of any business organization or non-profit organization other than the Firm without receiving prior written approval from the Compliance Department. Any such service is considered an “Outside Business Activity,” even if performed on a volunteer basis. Any existing Outside Business Activities must be disclosed at the time that you become subject to this Code and are subject to review and approval. Similarly, you have an ongoing obligation to disclose any Outside Business Activities that you undertake during your employment with the Firm and receive written approval from the Compliance Department prior to participating in such activities.

4.	Disclosure of Political Contributions

In addition to the Code, all Covered Persons and their Immediate Family Members are subject to the NIMBT Political Dealings and Activities (“Pay-to-Play”) CPP. Covered Persons are required to disclose all political contributions made during the two-year period prior to the date that they become subject to this Code. This disclosure must also include all political contributions made by your Immediate Family Members during the two-year period. The information provided may be shared in the aggregate in response to requests for proposals or client information requests but will otherwise remain strictly confidential.

5.	Written Acknowledgement of Receipt of Code

All Covered Persons are required to certify that they have received this Code within ten (10) calendar days of their hire date. You will also be required to certify your ongoing compliance with this Code on an annual basis and whenever the Code is updated.

D.	Your Obligations on a Daily Basis

1.	Pre-clearance of Personal Securities Transactions

Covered Persons and their Immediate Family Members must pre-clear each personal investment transaction and receive approval for the activity prior to executing the transaction, unless the transaction is subject to an exemption from the pre-clearance requirements of the Code as outlined below.

The Firm reserves the right to modify, replace, or terminate this CPP at any time and without notice to authorized recipients. This CPP supersedes any prior versions and is not for distribution outside the Firm except as specified herein. This CPP is confidential and distribution to third parties by authorized recipients is strictly prohibited.

Code of Ethics Policy and Procedures

a)	Duration of Approval

Approval for a pre-clearance request is valid for the same day only and the trade must be executed on the same day that approval is granted. If a transaction is not executed (or is only partially completed) on the same day that you receive approval, you must repeat the pre- clearance process and receive approval on the day that you do execute (or complete) the transaction. Similarly, if the information in your pre-clearance request changes in any material way, you must resubmit your pre-clearance request prior to executing the transaction.

Note: Approvals for Covered Persons located in Australia and/or Asia only are valid for execution through the 24-hour period following approval.

b)	Exceptions to the Pre-clearance Requirement

You are not required to pre-clear and receive approval for the personal investment transaction types listed below prior to execution, although you are still responsible for complying with the reporting requirements of this Code for these transactions, as applicable.

1.	Involuntary transactions

The acquisition or disposition of a security as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin- off or other similar corporate distribution or reorganization applicable to all holders of a class of securities does not require pre-clearance under the Code.

2.	Affiliated Funds and Pooled Vehicles

Purchases or sales of affiliated pooled vehicle such as open-end mutual funds, SICAVS, and other managed investment schemes to which the Firm provides advisory services, also referred to as “Affiliated Funds”;

3.	Purchases or sales of exchange-traded funds (“ETFs”)

Unaffiliated ETFs, except for single stock ETFs, are exempt from the preapproval requirements, however they are subject to the reporting and holding period requirements of the Code. For Single security or issuer ETFs pre-clearance is required on the underlying security/issuer.

4.	Transactions in Managed Accounts

Pre-clearance is not required for transactions made in an account over which neither you nor an Immediate Family Member (a) exercises investment discretion, (b) receives notice of transactions prior to execution, and/or (c) otherwise has direct or indirect influence or control (“Managed Account”).

The Firm reserves the right to modify, replace, or terminate this CPP at any time and without notice to authorized recipients. This CPP supersedes any prior versions and is not for distribution outside the Firm except as specified herein. This CPP is confidential and distribution to third parties by authorized recipients is strictly prohibited.

Code of Ethics Policy and Procedures

Note: Covered Persons and their Immediate Family Members must receive approval from the Compliance Department in order to maintain a Managed Account. Additionally, you should be aware that Managed Accounts are still subject to the reporting requirements of the Code.

5.	Donated Shares

Pre-clearance and approval are not required for any securities that are donated to a charitable organization. However, such transactions are still subject to the reporting requirements of the Code.

c)	Transactions Excluded from BOTH the Pre-clearance and Approval Requirement and the Reporting Requirement

All personal investment transactions by Covered Persons must be reported under the Code with a few limited exceptions. The following types of personal investment transactions are exempt from both the pre-clearance and the reporting requirements of the Code.

1.	Purchases or sales of unaffiliated pooled vehicles such as open-end mutual funds, SICAVs, UCITS and other managed investment schemes.

2.	Purchases or sales of direct obligations of the U.S. Government or any other national government and futures and options with respect to such obligations;

3.

Purchases or sales of bank certificates of deposit, bankers’ acceptances, commercial paper and other high quality short- term debt instruments (having a maturity at issuance of less than 366 calendar days and rated in one of the two highest ratings categories by a nationally recognized statistical ratings organization, including repurchase agreements);

4.	Purchases which are made by reinvesting cash dividends including reinvestments pursuant to an Automatic Investment Plan; and

5.	Transactions in Section 529 plans.

2.	Compliance with Trading Restrictions

All Covered Persons and their Immediate Family Members are subject to certain trading restrictions on their personal investment activities.

a)	All Covered Persons – Restrictions on Trading in Nomura Securities

Covered Persons who wish to trade Nomura Holdings, Inc. (“Nomura”) securities directly through the EquatePlus by Computershare system or through a similar plan, must complete all trades during designated staff trading windows. Transactions in Nomura securities must comply with all applicable Nomura policies, including the Nomura Trading Policy.

b)	All Covered Persons – Seven (7) Calendar Day Blackout Period

The Firm reserves the right to modify, replace, or terminate this CPP at any time and without notice to authorized recipients. This CPP supersedes any prior versions and is not for distribution outside the Firm except as specified herein. This CPP is confidential and distribution to third parties by authorized recipients is strictly prohibited.

Code of Ethics Policy and Procedures

All Covered Persons and their Immediate Family Members are prohibited from trading a security in their personal brokerage accounts for seven (7) calendar days after the Firm executes a buy or sell transaction in that same security. Depending on the facts and circumstances and at the discretion of the CCO or their designee, personal trades involving covered securities that receive preapproval and are executed within 7 calendar days prior to the Firm executing a buy or sell transaction in that same security may be required to be unwound or subject to disgorgement of profits.

1.	De Minimus Exception

Covered Persons will be permitted a de minimis exception when requesting to trade of up to $10,000 USD per day of any security included in the Russell 3000 Index. Other highly capitalized and or widely held securities may also be considered by exception, i.e. ADRs or foreign securities. Please contact Compliance for all exception requests.

c)	Holding Periods:

All Covered Persons are prohibited from engaging in activities that could be considered “market timing” in violation of Rule 22c-1 of the 1940 Act and, therefore, subject to required holding periods.

1.	Access and Affiliated Persons – 60 Calendar Day General Holding Period

If you are categorized as an Access Person or Affiliated Person under this Standard, you are subject to sixty (60) calendar days holding period for most personal securities transactions. Accordingly, Access and Affiliated Persons must hold all opening positions, including those in stock options, for a total period of sixty (60) calendar days before they can be closed at a profit.

2.	Investment Persons – 60 Calendar Day General Holding Period

Investment Persons are prohibited from engaging in short term trading in their personal investment accounts that results in a profit. Accordingly, Investment Persons must hold all opening positions, including those in stock options, for a total period of sixty (60) calendar days before they can be closed at a profit

3.	All Covered Persons – 60 Calendar Day Holding Period for Affiliated Mutual Funds

All Covered Persons must hold any newly opened positions in Affiliated Mutual Funds for sixty (60) calendar days before the position may be closed for a profit.

Note: Investment Persons, Access and Affiliated Persons are permitted to close positions at any time at a loss of 20% or greater. The loss calculation will be based upon Last-In First-Out (LIFO).

The Firm reserves the right to modify, replace, or terminate this CPP at any time and without notice to authorized recipients. This CPP supersedes any prior versions and is not for distribution outside the Firm except as specified herein. This CPP is confidential and distribution to third parties by authorized recipients is strictly prohibited.

Code of Ethics Policy and Procedures

d)	Restricted Securities

The Firm maintains a list of certain restricted securities that may not be traded by Covered Persons (the “Restricted List”). You are generally prohibited from purchasing or selling any security on the Restricted List, except that this prohibition shall not apply to:

•	Involuntary and/or automatic transactions;

•	Transactions made in an approved Managed Account, provided that such transactions do not reflect a prohibited pattern of conduct; and

•	Transactions for which specific approval has been granted due to unusual or unforeseen circumstances.

e)	Initial Public Offerings/Private Placements

1.	Investment Persons, Access and Affiliated Persons

Investment Persons, Access and Affiliated Persons are prohibited from participating in initial public offerings and may only participate in a private placement with prior written permission. Additionally, an employee who purchased privately placed securities prior to becoming subject to this Standard is required to disclose the purchases to the Compliance Department before they can participate in the consideration of an investment in the securities of that issuer or its affiliates for a Client account. In order to avoid a potential conflict of interest, any decision to invest in the issuer in question will be subject to an independent review by additional Investment Persons that do not have a personal interest in the issuer.

2.	Registered Representatives

All Covered Persons holding valid Financial Industry Regulatory Authority (FINRA) registrations are prohibited from participating in initial public offerings.

3.	Pre-clearance of Political Contributions

All Covered Persons and their Immediate Family Members must submit a pre- clearance request and receive approval prior to making a political contribution. Examples of political contributions that would require pre-clearance and approval include, but are not limited to, donations of cash, stock, service or anything of value to a candidate for public office, a sitting public official, political party or a political action committee, whether at the local, state, and/or federal level. Please review the NIMBT Pay-to-Play CPP for more information on applicable restrictions and reporting obligations for political contributions.

4.	Obligation to Report Changes to Personal Information

You have an ongoing obligation to report any changes in your personal information that may impact your obligations under this Code. Examples include changes to your personal brokerage accounts (e.g., opening or closing an account), disclosures of new outside business activities for review and approval, and changes to your address, Immediate Family Members, or other personal information.

The Firm reserves the right to modify, replace, or terminate this CPP at any time and without notice to authorized recipients. This CPP supersedes any prior versions and is not for distribution outside the Firm except as specified herein. This CPP is confidential and distribution to third parties by authorized recipients is strictly prohibited.

Code of Ethics Policy and Procedures

E.	Your Obligations on a Quarterly Basis

Quarterly Report/Certification of Transactions

Within thirty (30) calendar days after each quarter’s end, all Covered Persons must report and certify their personal investment activity during the previous quarter. Please note that all Covered Persons are required to complete the quarterly certification each quarter, even if they did not complete any personal investment transactions during the quarter. Additionally, Covered Persons will be asked to review the list of brokerage accounts that they have previously disclosed and certify to its accuracy.

F.	Your Obligations on an Annual Basis

1.	Annual Certification of Holdings

All Access and Investment Persons are required to submit an annual report of all personal investment holdings in their personal brokerage accounts and the personal brokerage accounts of their Immediate Family Members. The report must contain information that is current as of a date no more than forty-five (45) calendar days prior to the date the report is submitted and must be submitted no later than forty-five (45) calendar days after year end.

2.	Annual Code of Ethics Certification

At least annually, all Covered Persons must review this Code in its entirety and certify to their understanding and ongoing compliance with the Code.

III.	FUND PERSON RESPONSIBILITIES

A.	Fiduciary Duty

All Fund Persons have an obligation to conduct themselves in accordance with the general fiduciary principles outlined above. Specifically, you have a duty to place the interests of the applicable Fund ahead of your own interests at all times; you have a duty to attempt to avoid actual and potential conflicts of interest between your personal activities and the activities of the applicable Fund, as well as to avoid any activities that may give the appearance of creating a conflict of interest; and you must not take inappropriate advantage of your position.

B.	Reporting and Certification Requirements

Fund Persons are not subject to the holding’s disclosure requirements outlined above nor are they required to pre-clear all personal investment transactions prior to executing a transaction. Similarly, Fund Persons are only required to submit and certify quarterly transaction reports for any personal investment transactions where, at the time of the transaction, they knew, or in the ordinary course of fulfilling their official duties should have known, that during the fifteen (15) calendar day period immediately before or after the date of the transaction, such Security was purchased or sold by an applicable Fund or the Firm on behalf of the applicable Fund or was being considered for purchase or sale by an applicable Fund or the Firm on behalf of the applicable Fund.

IV.	REVIEW AND ENFORCEMENT OF THE CODE

A.	Administration of the Code

The Code shall be administered by the Compliance Department and/or an appropriate management committee that shall include a majority of Compliance and/or Legal Department representatives. Where exceptions are granted to any provision of this Code, the rationale for such exceptions shall be documented.

The Firm reserves the right to modify, replace, or terminate this CPP at any time and without notice to authorized recipients. This CPP supersedes any prior versions and is not for distribution outside the Firm except as specified herein. This CPP is confidential and distribution to third parties by authorized recipients is strictly prohibited.

Code of Ethics Policy and Procedures

B.	Review of Employee Activity

Trading activity may be reviewed for patterns of trading that are inconsistent with the tenets of this Code. Excessive or inappropriate trading that interferes with job performance or compromises the duty that the Firm owes to our Clients is not permitted. Patterns of excessive trading or other trading activity that is deemed to be inappropriate may lead to sanctions, including restrictions on future trading and/or other disciplinary action under the Code.

C.	Sanctions for Non-Compliance with Code

Appropriate sanctions for a violation will include the nature and severity of the violation, the presence of any mitigating circumstances, and any previous violations that may have been committed by the Covered Person. Examples of possible sanctions include, but are not limited to, written warnings or reprimands, monetary penalties, trading freezes, suspension, and/or termination of employment.

D.	Maintenance of Records

The Firm will maintain all necessary books and records required to remain compliant with applicable laws and regulations. More information on specific record-keeping requirements and processes may be found in the Firm’s record-keeping policies and procedures.

The Firm reserves the right to modify, replace, or terminate this CPP at any time and without notice to authorized recipients. This CPP supersedes any prior versions and is not for distribution outside the Firm except as specified herein. This CPP is confidential and distribution to third parties by authorized recipients is strictly prohibited.

Code of Ethics Policy and Procedures

Glossary to the Code of Ethics

Access Person

The term “Access Person” means an officer or director, or employee of a registered investment adviser, or any other person identified as a “control person” on the Form ADV or the Form BD filed by the adviser with the US Securities and Exchange Commission, as well as any employee, (1) who, in connection with his or her regular functions or duties, generates, participates in, has access to or obtains information regarding that adviser’s purchase or sale of a security by or on behalf of an advisory client;

(2) whose regular functions or duties relate to the making of any recommendations with respect to such purchases or sales or has access to such recommendations that are non-public; (3) who obtains or has access to information or exercises influence concerning investment recommendations made to an advisory client of that adviser; (4) who has line oversight or management responsibilities over employees described in (1), (2) or (3) above; or (5) who has access to non-public information regarding any advisory clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any fund for which an adviser serves as investment adviser or any fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with the Firm.

Affiliated Fund

The term “Affiliated Fund” refers to open-end (non-money market) mutual funds and ETFs to which the Firm provides advisory services are considered to be “Affiliated Funds.” A list of the Firm’s Affiliated Funds can be found on nomuraassetmanagement.com.

Affiliated Person

The term “Affiliated Person” means any officer, director, partner, or employee of a Nomura Asset Management International Fund or any subsidiary of the Firm and any other person so designated by the Compliance Department.

Applicable Federal Securities Laws

For the purposes of the Code, the term “Applicable Federal Securities Laws” refers to any and all federal securities laws or regulations that may be applicable, including, but not limited to, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, as amended (the “1940 Act”), the Investment Advisers Act of 1940, as amended (the “Advisers Act”), Title V of Gramm-Leach-Bliley Act, any rules adopted by the U.S. Securities and Exchange Commission (the “SEC”) under any of these statutes, and the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted thereunder by the SEC or Department of the Treasury.

Approved Broker

The term “Approved Broker” refers to a broker-dealer that is included on the Firm’s “Approved Broker List.” Effective September 1, 2013, all new brokerage accounts opened by a Covered Person, or their Immediate Family Member must be opened with a broker-dealer that can provide the Firm with trade confirmations and other information about employee personal trading activity electronically. This list will be updated from time-to-time to reflect changing business relationships.

Client

The term “Client” refers to the Firm’s investment advisory clients, including the registered investment companies, institutional investment clients, personal trusts and estates, guardianships, employee benefit trusts, and other clients that the Firm serves.

The Firm reserves the right to modify, replace, or terminate this CPP at any time and without notice to authorized recipients. This CPP supersedes any prior versions and is not for distribution outside the Firm except as specified herein. This CPP is confidential and distribution to third parties by authorized recipients is strictly prohibited.

Code of Ethics Policy and Procedures

Compliance Department

The term “Compliance Department” refers to the Firm’s Compliance Department.

Covered Person

The term “Covered Person” means a person subject to the provisions of this Code. This includes the Firm’s employees and their Immediate Family Members, such as spouses and minor children, as well as other persons designated as Covered Persons by the Compliance Department or the Code of Ethics Committee. Such persons may include some or all of the directors, officers, trustees, and employees under the control of the Firm or its affiliated entities.

Fund Person

Any directors, trustees and fund-only personnel associated with the Nomura Funds and/or the Optimum Fund Trust. Fund-only personnel are considered to be those who are not employed by the Firm or otherwise considered a Covered Person but provide services to the Funds.

Immediate Family Member of an Employee

Immediate Family Member of an Employee – means: (1) any of the following persons sharing the same household with the Employee (which does not include temporary house guests): a person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son- in-law, daughter-in-law, brother-in-law, sister-in-law, legal guardian, adoptive relative, or domestic partner; (2) any person sharing the same household with the Employee (which does not include temporary house guests)that holds an account in which the Employee is a joint owner or listed as a beneficiary; or (3) any person sharing the same household with the Employee in which the Employee contributes to the maintenance of the household and material financial support of such person.

Investment Person

The term “Investment Person” means a portfolio manager who, in connection with his/her regular functions or duties, makes, or participates in the making of, investment decisions affecting an investment company, and any control person who obtains information concerning the recommendation of securities for purchase or sale by a fund or an account. Any staff working in a support role to a portfolio manager, including, but not limited to, analysts and administrative assistants, are also considered to be Investment Persons. All Investment Persons are also considered Access Persons by definition.

Managed Account

The term “Managed Account” refers to an account over which neither you nor an Immediate Family Member (a) exercises investment discretion, (b) receives notice of transactions prior to execution, and/or (c) otherwise has direct or indirect influence or control. All Covered Persons must request and received approval from the Compliance Department in order to maintain a Managed Account.

Outside Business Activity

The term “Outside Business Activity” means any full-time or part-time service as an officer, director, partner, manager, consultant or employee of any business organization or non-profit organization other than the Firm. A Covered Person who engages in such service, whether or not s/he receives compensation for doing so, will be considered to be participating in an Outside Business Activity and must disclose such service to the Compliance Department and receive approval for same.

The Firm reserves the right to modify, replace, or terminate this CPP at any time and without notice to authorized recipients. This CPP supersedes any prior versions and is not for distribution outside the Firm except as specified herein. This CPP is confidential and distribution to third parties by authorized recipients is strictly prohibited.

Code of Ethics Policy and Procedures

Required Holdings Information

Certain information regarding your personal securities holdings is required to be reported. Such reports must include the date and nature of the transaction, identify the security transacted, the price at which the transaction was effected, the broker through which the transaction was effected and the date in which the Access or Investment Person submitted the report.

RedOak ID: 5001850

The Firm reserves the right to modify, replace, or terminate this CPP at any time and without notice to authorized recipients. This CPP supersedes any prior versions and is not for distribution outside the Firm except as specified herein. This CPP is confidential and distribution to third parties by authorized recipients is strictly prohibited.